EXHIBIT 10.2

CONSULTING & REPRESENTATION AGREEMENT

THIS AGREEMENT (the "Agreement") entered into as of this 18th day of November, 2013 between Augusta Advisors Inc. (the "Consultant") is effective with effect from October 1, 2013 with a contact address at 25682 Rolling Hills Rd., Laguna Hills, CA 92653 and Apollo Medical Holdings, Inc. (the “Company”), with legal offices at 700 N. Brand Blvd., Suite 220, Glendale, CA 91203.

W I T N E S S E T H :

WHEREAS, the Consultant possesses expertise in the areas of executive management, operations, sales and marketing, healthcare operations, financial management, private equity and private placement, mergers and acquisitions, corporate and business development, business advisory, and due diligence review, and the Consultant to make available the Consultant’s expertise for the benefit of the Company by providing services in such areas of expertise; and

WHEREAS, the Company desires to utilize such services during the Term (as defined below) of this Agreement.

NOW, THEREFORE, in view of the foregoing premises, which are hereby incorporated as part of this Agreement, and consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Services.

The Consultant shall make Gary Augusta available to provide the Services described herein. “Services,” as such term is defined herein, shall comprise serving as the Executive Chairman of the Company’s Board of Directors (the “Board”), and the provision of such services as delineated in that certain Board of Directors Agreement, between the Company and Gary Augusta, dated March 7, 2012 (the “Board Agreement”), the terms of which are incorporated herein by reference, and shall also include, in addition to such other services as determined by the Board from time to time, the performance by the Consultant of the following responsibilities:

1.1	The Consultant shall perform customary and reasonable responsibilities and services for a minimum of 4 days per week, on average, with such responsibilities to include, but not be limited to, operational management, financial oversight, management controls and procedures, business strategies, capital strategies, cash flow management, sales forecasting, financial systems and technology utilization. Consultant shall determine where to perform the Services and expects to perform such Services at the Company’s corporate headquarters and to perform the field work in Orange County, Los Angeles, New York and other partner, customer, capital, new business and conference locations.

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EXHIBIT 10.2

1.2	The Consultant shall provide operations leadership, to include management, sales, marketing and business development, investor relations, public relations, and mergers and acquisitions advice.

1.3	The Consultant shall provide corporate and business development activities and other strategic corporate advisory and planning services, including but not limited to, sales activities, network introductions, partnerships, investment presentation and delivery assistance, due diligence reviews, and other services as mutually defined (the “Field of Interest”). The Consultant shall prepare a business plan for the Company for fiscal year 2014 and shall satisfy and deliver upon goals and objectives agreed from time to time by the Board with the Consultant. The Consultant will advise the Company’s ownership, management, employees and agreed upon agents at reasonable times, in matters related to the Field of Interest, as requested by the Company.

1.4	The Consultant shall serve in the role of Company spokesperson, advisor in corporate financing, advisor in due diligence review, and as a strategic advisory resource in corporate and business development activities.

1.5	The Consultant shall provide operational management services for ApolloMed Accountable Care Organization, Inc. (“ACO”) as determined by the Company.

1.6	The Consultant shall provide operational management services in connection with mergers and acquisitions, joint ventures and partnerships.

2.	The Consultant agrees that during the Term of this Agreement, the Consultant shall perform the Services to the best of the Consultant’s abilities. The Consultant shall report to the Board and shall provide the Services in accordance with the Board’s reasonable requests and as instructed by the Board. The Consultant will determine the method, details and means of performing the Services.

3.	It is the express intention of the parties that the Consultant be an independent contractor and not an employee, agent, executive officer, officer, or partner of the Company or ACO or any other subsidiary or affiliate of the Company, notwithstanding the fact that the Consultant will be the Executive Chairman of the Board. Nothing in this Agreement shall be interpreted or construed as establishing or creating the relationship of employer and employee between Company and the Consultant or any employee or agent of the Consultant. Both parties acknowledge that the Consultant is not an employee of the Company for state or federal tax purposes. The Consultant acknowledges and agrees that it shall be the Consultant’s obligation to report as income all compensation received by the Consultant pursuant to this Agreement.

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EXHIBIT 10.2

4.	Unless terminated earlier pursuant to Section 12, this Agreement shall remain in effect until December 31st, 2014 (the “Term”).

5.	During the Term and for one (1) year thereafter, the Consultant will not solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee's efforts to the affairs of the Company.

6.	In consideration for the Services rendered hereunder, during the Term, Company shall compensate the Consultant with the following compensation:

(a)	Cash compensation of $15,000 per month from October 1, 2013 through the end of the Term. This compensation shall be paid on the 10th as compensation for the Services provided for that month during the Term (i.e. $15,000 due December 10th for the Services provided from December 1st through December 31st).

(b)	In the event that the Company raises additional capital during the Term, any equity compensation to be paid to Consultant shall be determined by the Board, taking into account the equity options given to senior management at the Company and Consultant’s individual performance, such determination of equity compensation to be in the Board’s sole and absolute discretion.

(c)	The Company shall reimburse the Consultant up to $2,000 per month for lodging, healthcare and related business expenses. Company shall reimburse travel expenses outside of Southern California area. All travel expenses shall be coach class unless preapproved by the Company in writing.

7.	The Consultant hereby represents that neither the execution of this Agreement, the consulting relationship with the Company nor the performance of the Services will violate any obligations of the Consultant to any person or entity, including without limitation, the obligation to keep confidential any proprietary information of such person or entity.

8.	Exclusive Services during the Term.

Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the Term of this Agreement the Consultant will not directly or indirectly (i) provide any Services in the Field of Interest to any other business or commercial entity which directly competes with the Company, or (ii) participate in the formation of any business or commercial entity which directly competes with Company.

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EXHIBIT 10.2

9.	The Consultant will not disclose to the Company any information that the Consultant is obligated to keep confidential pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.

10.	The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of any other third party to perform the Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights to the product of such Services.

11.	Confidentiality.

The Consultant acknowledges that, during the course of performing Services hereunder, the Company will be disclosing information to the Consultant relating to inventions, data, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively “Confidential Information”). The Consultant acknowledges that the Company’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company. The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company or in violation of any law. The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company who need to know such information. The Consultant will treat all such information as confidential and proprietary property of the Company. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the Consultant’s possession prior to being furnished such information, or (iii) becomes available to the Consultant from a third party on a non-confidential basis. The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

12.	Termination.

(a)	Either the Company or the Consultant may terminate this Agreement without Cause (as defined below) upon ninety (90) days written notice.

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EXHIBIT 10.2

(b)	The Company may terminate this Agreement, upon 30 days notice, for Cause. Commission of any of the following acts by the Consultant constitutes grounds for the Company to terminate the Consultant for "Cause" under this Section 12(b): (i) the Consultant is charged with a felony crime; (ii) the Consultant commits a crime of moral turpitude such as an act of fraud or other crime involving dishonesty; (iii) the Consultant breaches any term of this Agreement, the Board Agreement, or the Board of Directors Proprietary Information Agreement, dated March 22, 2012, between the Company and Gary Augusta; (iv) the Consultant fails to comply with written Company policies; or (v) the Consultant commits any act or acts that materially harm the Company’s reputation, standing, or credibility.

(c)	In the case of termination, whether for Cause or without Cause, the Company shall have no obligation to the Consultant for compensation or any other form of benefit under this Agreement except for (i) compensation earned prior to the effective date of the termination and (ii) the Company shall reimburse the Consultant for all appropriately documented expenses incurred by the Consultant before the termination date that are otherwise reimbursable under this Agreement. For the avoidance of doubt, it is expressly agreed and understood that, to the extent the Consultant shall be terminated without Cause, the Consultant shall be entitled to any equity earned prior to the effective date of the termination of this Agreement.

(d)	Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with the Services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Agreement for a period of three (3) years after the termination of this Agreement.

13.	Miscellaneous.

(a)	Necessary Acts: All parties to this Agreement shall perform any acts, including executing any documents that may be reasonably necessary to carry out all provisions and intent of this Agreement.

(b)	Amendments: This Agreement may be amended only by written consent of all parties to this Agreement.

(c)	Notices: All notices, demands, requests or other communications required or permitted by this Agreement shall be in writing and shall be deemed duly served when personally delivered to the party or to an officer or agent of the party, or when deposited in the United States mail, first-class postage prepaid, addressed to the party at the address listed in this Agreement or any updated address provided by either party in writing.

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EXHIBIT 10.2

(d)	Successors and Assigns: This Agreement shall be binding upon the Company and any successors and assigns of the Company, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business. In the event that the Company sells or transfers all or substantially all of the assets of the Company, or in the event of any merger or consolidation of the Company, the Company shall use reasonable efforts to cause such assignee, transferee, or successor to assume the liabilities, obligations and duties of the Company hereunder. Neither this Agreement nor any right or obligation hereunder may be assigned by the Consultant; provided, however, that this provision shall not preclude the Consultant from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled hereto.

(e)	Severability: If any provision of this Agreement is deemed to be unlawful, unenforceable or invalid by a court of competent jurisdiction for any reason, the remaining provisions shall remain in full force and effect.

(f)	Governing Law: This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws principles. The Company and the Consultant mutually agree that any and all claims or controversies arising out of this Agreement, or any breach thereof, or otherwise arising out of or relating to this Agreement or the termination thereof, shall be brought exclusively in a court in the city and county of Los Angeles, California or, if federal jurisdiction exists, the United States District Court for the Central District of California, and both parties submit and consent to jurisdiction of such courts and waive any objection to venue and/or any claim that the aforementioned forums are inconvenient.

(g)	Sole Agreement: This Agreement constitutes the only agreement of the parties regarding the subject matter hereof and correctly sets forth the rights, duties and obligations of each to the other. No prior agreement, statement or understanding, whether written or verbal, shall have any effect and this Agreement supersedes in its entirety any prior agreement, statement or understanding.

(h)	Third Parties, No Interest: Nothing in this Agreement is intended to or shall (i) confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, or (ii) relieve or discharge the obligation of any third person to any party hereto.

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EXHIBIT 10.2

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date first above written.

Augusta Advisors, Inc. /s/ Gary Augusta Signature Gary Augusta, President	Apollo Medical Holdings, Inc. /s/ Warren Hosseinion Signature Warren Hosseinion, CEO

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